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Exhibit 99.1

FOR IMMEDIATE RELEASE

 Contacts
FLAG Telecom
Willem Baralt, Group Treasurer
+44 20 7317 0837
irelations@flagtelecom.com

Jane Windsor, Director of Communications
+44 20 7317 0813
jwindsor@flagtelecom.com

FLAG TELECOM FILES QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2003

        London, UK—November 14, 2003 — FLAG Telecom, a leading provider of international wholesale network transport and communication services, today announced that it has filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the period ended September 30, 2003.

        FLAG announced that total revenues in the three and nine months ended September 30, 2003 were $28.0 million and $92.8 million, respectively. During these same periods, FLAG entered into new customer contracts with a value of $34.3 million and $113.2 million, respectively. Over the last nine months FLAG reduced its total debt by 64% from $77m to approximately $28m today.

        Patrick Gallagher, FLAG Telecom's Co-Chairman and Chief Executive Officer said: "With this 10-Q filing FLAG has demonstrated another solid quarterly performance and the continued commitment by the company to strengthen its balance sheet. We are confident FLAG will retain its leading position as a global carriers' carrier offering customers a unique reach and flexible services."

About FLAG Telecom

        FLAG Telecom Group Limited (OTC: FTGLF.PK) has an established customer base of more than 180 leading operators, including all of the top ten international carriers*. FLAG owns and manages an extensive optical fibre network spanning four continents and connecting key business markets in Asia, Europe, the Middle East and the USA. FLAG also owns and operates a low latency global MPLS based IP network, which connects most of the world's principal international Internet exchanges. FLAG offers a focused range of global products, including global bandwidth, IP, Internet, Ethernet and Co-location services. Recent news releases and further information are on FLAG Telecom's website at: www.flagtelecom.com.

Forward-looking Statements

        Statements contained in this Press Release that are not historical facts may be "forward-looking" statements as the term is defined in the Private Securities Litigation Reform Act of 1995. To identify these forward-looking statements look for words like "believes", "expects", "may", "will", "should", "seeks", "intends", "plans", "projects", "estimates", or "anticipates" and similar words and phrases. These, and all forward-looking statements, are based on current expectations and necessarily are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, our ability to achieve our objectives, to continue strengthen its balance sheet and the ability to maintain our leading position as a global carriers' carrier. More detailed information about these risks is contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the Securities and Exchange Commission. We caution readers not to rely on forward-looking statements, and we disclaim any intent or obligation to update these forward-looking statements.

www.flagtelecom.com

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  Exhibit 99.1